Exhibit 16.1

Letter from PricewaterhouseCoopers Auditores Independentes to the Securities and Exchange Commission, dated March 24, 2015, regarding the change in certifying accountant.

March 24, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Ambev S.A. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Form 20-F of Ambev S.A. dated March 24, 2015. We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

\s\

PricewaterhouseCoopers

Auditores Independentes

Copy of Item 16F. Change in Registrant’s Certifying Accountant

As previously disclosed in our current report on Form 6-K furnished on January 9, 2015, our board of directors, in compliance with the rules governing the mandatory rotation of independent auditors set forth in CVM Rule No. 308/99, approved the rotation of PricewaterhouseCoopers Auditores Independentes, or PricewaterhouseCoopers, as independent registered public accounting firm, who acted as our independent auditor for the fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010 and the engagement of Deloitte Touche Tohmatsu Auditores Independentes, or Deloitte, to serve as our new independent registered public accounting firm as from the fiscal year of 2015 until 2018. Deloitte will initiate its activities with the review of our financial statements for the first quarter of 2015.

During the two years prior to 31 December 2014, (i) PricewaterhouseCoopers has not issued any reports on our financial statements or on the effectiveness of internal control over financial reporting that contained an adverse opinion or a disclaimer of opinion, nor were the auditors’ reports of PricewaterhouseCoopers qualified or modified as to uncertainty, audit scope, or accounting principles, and (ii) there has not been any disagreement over any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to PricewaterhouseCoopers’ satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its auditors’ reports, or any “reportable event” as described in Item 16F(a)(1)(v) of Form 20-F.

We have provided PricewaterhouseCoopers with a copy of this Item 16F and have requested and received from PricewaterhouseCoopers a letter addressed to the Securities and Exchange Commission stating whether or not PricewaterhouseCoopers agrees with the above statements. A copy of the letter from PricewaterhouseCoopers is attached as Exhibit 16.1 to this annual report.

During the two fiscal years preceding the rotation of PricewaterhouseCoopers, neither us nor anyone acting on our behalf, consulted Deloitte regarding any of the matters or events set forth in the instructions to Item 16F of Form 20-F.

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